Exhibit 99.1

hhgregg Appoints Aaron Trahan as Chief Merchandising Officer

INDIANAPOLIS (January 3, 2017) – hhgregg (NYSE:HGG) today announced that Aaron Trahan has been appointed Chief Merchandising Officer.

Mr. Trahan has over 14 years of retail merchandising experience, including 10 years in a merchandising leadership role. Prior to joining hhgregg, Mr. Trahan served as Vice President of Merchandising at Conn’s Home Plus, where he was responsible for providing strong direction for process improvement, assortment optimization and profit maximization for their major appliance, consumer electronics and furniture and mattress categories. Prior to that, he held the roles of Senior Director and Director of Merchandising, Senior Buyer of Consumer Electronics and Buyer of Home Office and Appliance categories.

“As we shift our focus to expanding our furniture business in 2017, Aaron’s unique background and expertise will be a huge asset in helping to drive the future growth and success of hhgregg,” said Robert Riesbeck, President and CEO of hhgregg. “We are excited to add Aaron’s leadership in appliances, electronics and furniture merchandising to our executive team and look forward to the contributions he is sure to make.”

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About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 220 stores in 19 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Media Contacts:
Lance Peterson
VP, Finance and Planning
(317) 848-8710
investorrelations@hhgregg.com
Chantal Kowalski
Communications Manager
(317) 561-7022
Chantal.Kowalski@hhgregg.com